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                                                                      EXHIBIT 12
                       UNION PACIFIC RESOURCES GROUP INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in Thousands, Except Ratios)
                                   (Unaudited)


                                                                                      Nine Months Ended
                                                                                         September 30,
                                                                                         -------------
                                                                                      1998               1997
                                                                                      ----               ----

Income (loss) before income taxes............................................      $ (51,229)          $369,971

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates.....................................         (2,581)            (2,744)

Fixed charges from below.....................................................        203,295             42,121

Capitalized interest included in fixed charges...............................         (4,737)            (1,551)
                                                                                   ---------           --------

         Earnings available for fixed charges................................      $ 144,748           $407,797
                                                                                   =========           ========


Fixed charges:
     Interest expense, including amortization of debt expense/discount.......      $ 195,290           $ 35,469
     Portion of rentals representing an interest factor......................          3,268              5,101
     Interest capitalized....................................................          4,737              1,551
                                                                                   ---------           --------
         Total fixed charges.................................................      $ 203,295           $ 42,121
                                                                                   =========           ========


Ratio of earnings to fixed charges...........................................            0.7(a)             9.7
                                                                                   =========           ========
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(a) For the nine months ended September 30, 1998, earnings are insufficient by
$58.5 million to cover fixed charges of the Company.